Exhibit 10.1
FOURTH AMENDMENT TO
CONSTRUCTION AND TERM LOAN AGREEMENT

THIS FOURTH AMENDMENT TO CONSTRUCTION AND TERM LOAN AGREEMENT (“Fourth Amendment”) dated as of the 31st day of December 2009 (the “Effective Date”), is entered into by and between SHOW ME ETHANOL, LLC, a Missouri limited liability company (the “Borrower”) and FCS FINANCIAL, PCA, as agent (the “Agent”) for itself and on behalf of the other Banks.

W I T N E S S E T H:

WHEREAS, that as of March 1, 2007, the parties hereto, along with the Banks, entered into that certain Construction and Term Loan Agreement (the “Loan Agreement”), wherein, among other things the Agent provided funds to Borrower in connection with the construction of  the Project; and

WHEREAS, that as of June 2, 2008, the parties hereto entered into that certain First Amendment to Construction and Term Loan Agreement (the “First Amendment”), on or about December 30, 2008, the parties entered into that certain Second Amendment to Construction and Term Loan Agreement (the “Second Amendment”) and on or about March 31, 2009, the parties entered into that certain Third Amendment to Construction and Term Loan Agreement (the “Third Amendment”); and

WHEREAS, Borrower and Agent hereby desire to further amend the Loan Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Fourth Amendment, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Banks, the Borrower, the Banks and Agent agree as follows:

1.           Principal Payment.  On or about October 7, 2008, in conjunction with the conversion of the Construction Loan to the Term Loan, Borrower executed various promissory notes in favor of the Banks (collectively the “Term Notes”).  On or before the execution of this Fourth Amendment, Borrower shall make a principal payment against the Term Notes in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00) (the “Principal Reduction Payment”).  The Principal Reduction Payment shall be considered a principal reduction payment and not an advance principal payment.  Despite the above referenced Principal Reduction Payment, Borrower shall be required to make all regularly scheduled quarterly payments as required under the Term Notes beginning with the February 2010 payment.

2.           Reinstatement of Principal Payment Deferral.  The parties hereto acknowledge and agree that Section 2.03(c) of the Loan Agreement was amended by the Third Amendment to allow Borrower to defer up to four (4) quarterly principal payments to the Term Maturity Date and that one of the four deferrals included the February 1, 2009 principal payment deferment.  Accordingly, as of the execution of the Third Amendment, Borrower had three (3) additional authorized principal payment deferrals remaining under the Term Notes.  In connection with this Fourth Amendment, Lender hereby agrees to and does reinstate the previously used principal payment deferral, thereby bringing Borrower’s number of authorized principal payment deferrals back to a total of four (4).  Notwithstanding anything in the Loan Agreement, as previously amended, or herein, Borrower’s exercise of any authorized principal payment deferral shall not serve to authorize the extension of and shall not in any way extend Term Maturity Date as originally provided in the Loan Agreement.

3.           Representations.

(a)           Borrower Representations.  Borrower is a limited liability company duly organized, existing and in good standing under the laws of the State of Missouri and is duly qualified to do business in the State of Missouri and in any other state where the nature of Borrower’s business or property requires it to be qualified to do business.  Borrower has the power, authority and legal right to enter into this Fourth Amendment and the party signing this Fourth Amendment on behalf of Borrower is authorized to so execute this Fourth Amendment on behalf of Borrower in accordance with a duly approved and executed resolution of the Managers of Borrower.  The party signing this Fourth Amendment on behalf of the Borrower acknowledges and agrees that he/she has the requisite power and authority to execute this Fourth Amendment on behalf of and to bind the Borrower.

(b)           Agent Representations.  Agent has the power, authority and legal right to enter into this Fourth Amendment on its behalf and on behalf of the other Banks and the party signing this Fourth Amendment on behalf of Agent is authorized to so execute this Fourth Amendment on behalf of Agent.  The party signing this Fourth Amendment on behalf of the Borrower acknowledges and agrees that he/she has the requisite power and authority to execute this Fourth Amendment on behalf of and to bind the Agent.

4.           Multiple Counterparts.  This Fourth Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

5.           Reaffirmation of Previous Terms and Conditions.  All of the remaining terms and conditions of the Loan Agreement, as amended, where not inconsistent with the above, shall remain the same and are hereby republished, reaffirmed and restated as of the date hereof.

6.           Statutory Notice Pursuant to RSMO § 432.047.3(1).

“Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement.  To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER: SHOW ME ETHANOL, LLC, a Missouri limited liability company

By:	/s/Richard Hanson
Name:	Richard Hanson
Title:	General Manager

AGENT, for itself and on behalf of the Banks: FCS FINANCIAL, PCA

By:	/s/Sean Unterreiner
Name:	Sean Unterreiner
Title:	Senior Lending Officer